Exhibit 99.2

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 15, 2012 (this “Agreement”), by and among Canadian Solar Inc., a corporation incorporated under the federal laws of Canada (the “Company”), Shawn Qu (the “Key Shareholder”), an individual and a shareholder of  the Company, and each of the persons listed on Schedule 1 hereto (each, a “Seller Group Member”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company issued to each Seller Group Member a warrant granting to such Seller Group Member the right to purchase a number of shares in the capital of the Company (each, a “Warrant” and collectively, the “Warrants”);

WHEREAS, the number of shares in the capital of the Company into which each Warrant would be exercisable (when exercisable in accordance with the terms of such Warrant) is set forth opposite such Seller Group Member’s name on Schedule 1 hereto; and

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

Section 1.1            Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below.

(a)        “Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person, and (ii) with respect to any natural Person, any spouse, sibling, children, grandchildren, parent, grandparent, cousin, aunt or uncle of such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b)        “Exchange Act” means the United States Securities and Exchange Act of 1934, as amended.

(c)        “Independent Third Party” means any Person or group of Persons other than any Seller Group Member or any Affiliate of a Seller Group Member.

(d)        “Laws” means any law, statute or ordinary of the United States, Canada, any state, province, or locality, or any other nation, or any common law, rule, regulation, directive, treaty provision, guideline, order or interpretation of any governmental, administrative or regulatory authority, court or tribunal.

(e)        “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(f)        “Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

(g)        “Warrant Shares” means any common shares in the capital of the Company (or other equity securities) that may be issued upon exercise of the Warrant by a Seller Group Member.

ARTICLE II

VOTING

Section 2.1            Agreement to Vote.

(a)        During the period commencing, with respect to each Seller Group Member, on the date such Seller Group Member exercises its or his Warrant in accordance with Section 1 thereof, and continuing, with respect to each Seller Group Member, until the Warrant Shares held by such Seller Group Member have been Transferred to an Independent Third Party (pursuant to a Transfer in compliance with the terms of the Warrant), each Seller Group Member hereby irrevocably and unconditionally agrees that at any meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, such Seller Group Member shall, and shall cause any holder of record of its Warrant Shares to, in each case to the extent that the Warrant Shares are entitled to vote thereon or consent thereto:

(i)                unless otherwise directed by the Key Shareholder, appear at each such meeting or otherwise cause all of its Warrant Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by the Company for written consent, if any, in each case, as applicable; and

(ii)               vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Warrant Shares, as directed by the Key Shareholder (and, if not so directed, refrain from voting or cause not to be voted all of its Warrant Shares), including with respect to the election of directors or any other matters.

Section 2.2            Grant of Proxy.

Each Seller Group Member  hereby irrevocably and unconditionally grants a proxy to, and appoints, the Key Shareholder and any designee of the Key Shareholder, and each of them individually, as his, her or its proxies and attorneys-in-

fact, with full power of substitution and resubstitution, for and in such Seller Group Member’s name, place and stead, in the event that such Seller Group Member shall at any time fail to perform its obligations under Section 2.1 hereof, to vote, act by written consent or execute and deliver a proxy to vote or grant a written consent during the term of this Agreement with respect to the Warrant Shares as provided in Section 2.1 hereof. This proxy and power of attorney is given in connection with, and in consideration of, the delivery of the Warrants by the Company to the Seller Group Members, and to secure the performance of the duties and obligations of such Seller Group Member owed to the Key Shareholder under this Agreement. Each Seller Group Member hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Warrant issued to such Seller Group Member and (ii) executed and intended to be irrevocable in accordance with applicable Laws, and (b) revokes any and all prior proxies granted by each Seller Group Member with respect to the Warrant Shares and no subsequent proxy shall be given by any Seller Group Member that is inconsistent with the obligations in Section 2.1 hereof (and if given shall be ineffective). Each Seller Group Member shall take such further action or execute such other instruments as may be reasonably necessary in accordance with the applicable Laws to effectuate the intent of this proxy. The power of attorney granted by such Seller Group Member herein is a durable power of attorney and, so long as the Key Shareholder has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of such Seller Group Member. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement or, with respect to any Seller Group Member, upon Transfer of all Warrant Shares held by such Seller Group Member to an Independent Third Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1            Representations and Warranties of the Seller Group Members.

Each Seller Group Member represents and warrants to the Key Shareholder as follows:

(a)        Organization; Authorization; Validity of Agreement; Necessary Action. With respect to each Seller Group Member that (i) is not a natural person, such Seller Group Member (A) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and (B) has the requisite corporate, limited partnership, trust or other organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement or (ii) is a natural person, he or she has the legal capacity and authority to execute and deliver this Agreement and perform his or her obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Seller Group Member of this Agreement, the performance by such Seller Group Member of his, her or its obligations hereunder and the consummation by such Seller Group Member of the transactions contemplated by this Agreement have been duly and validly authorized by such Seller Group Member and no other actions or proceedings on the part of such Seller Group Member are necessary to authorize the execution and delivery by him, her or it of this Agreement, the performance by him, her or it of its obligations hereunder or the consummation by him, her or it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Seller Group Member and, assuming this Agreement constitutes a valid and binding obligation of the Company and the Key Shareholder, constitutes a legal, valid and binding agreement of such Seller Group Member enforceable against such Seller Group Member in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)        Non-Contravention. The execution and delivery of this Agreement by such Seller Group Member do not, and the performance by such Seller Group Member of his, her or its obligations under this Agreement and the consummation by such Seller Group Member of the transactions contemplated by this Agreement, will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any lien upon his, her or its assets or properties under, any provision of (A) any charter or organizational documents of such Seller Group Member, (B) any contract to which such Seller Group Member is party or by which any of his, her or its assets or properties is bound and (C) any judgment or Law applicable to such Seller Group Member or his, her or its assets or properties or (ii) require any consent of, or registration, declaration or filing with, notice to, or permit from, any governmental, regulatory or administrative authority, other than, with respect to clauses (i)(B) and (C) and (b)(ii) for those conflicts, violations, breaches, defaults, terminations, cancellations or accelerations and losses of material benefits that, individually or in the aggregate, would not or would not reasonably be expected to delay, prevent or otherwise restrict such Seller Group Member from performing any of his, her or its obligations under this Agreement.

(c)        No Inconsistent Agreements. Except for this Agreement, such Seller Group Member has not: (i) entered into any contract, voting agreement, voting trust or similar agreement with respect to such Seller Group Member’s Warrant or any of the Warrant Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to such Seller Group Member’s Warrant or any of the Warrant Shares that is not revoked by Section 2.2 or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Seller Group Member set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling such Seller Group Member from performing in any material respect any of its obligations under this Agreement.

(d)        No Action. As of the date of this Agreement, there is no proceeding pending or, to the knowledge of such Seller Group Member, threatened against such Seller Group Member that could reasonably be expected to impair the ability of such Seller Group Member to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.2            Representations and Warranties of the Key Shareholder.  This Agreement has been duly executed and delivered by the Key Shareholder and the Key Shareholder has the legal capacity and authority to execute and deliver this Agreement and perform his obligations hereunder and, assuming this Agreement constitutes a valid and binding obligation of each Seller Group Member, this Agreement  constitutes a legal, valid and binding agreement of the Key Shareholder enforceable against the Key Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

ARTICLE IV

OTHER COVENANTS

Section 4.1            Share Dividends, Share Splits and Similar Transactions.

In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for equity securities of the Company) is declared, in each case affecting the Warrant Shares, the term “Warrant Shares,” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.2            No Inconsistent Agreements.

Except for this Agreement, none of the Seller Group Members shall: (a) create or permit to exist any lien that could prevent such Seller Group Member from voting the Warrant Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Warrant Shares, (b) enter into any voting or similar agreement with respect to the Warrants or the Warrant Shares, or grant any proxy, consent or power of attorney with respect to any of the Warrants or the Warrant Shares (other than as contemplated by Section 2.2 hereof), or (c) take any action, directly or indirectly, that could reasonably be expected to (i) make any representation or warranty of such Seller Group Member set forth in Article III untrue or incorrect in any material respect or (ii) have the effect of materially delaying, preventing or disabling such Seller Group Member from performing any of his, her or its obligations under this Agreement.

Section 4.3            Transfers to Affiliates.  No Seller Group Member shall Transfer any Warrants or Warrant Shares to any of its Affiliates, any other Seller Group Member or any Affiliate of any other Seller Group Member, unless the transferee agrees in a writing reasonably satisfactory to the Key Shareholder to assume all of such transferring Seller Group Member’s obligations hereunder in respect of the Warrant Shares subject to such Transfer, and to be bound by, and comply with, the terms of this Agreement with respect to the Warrant Shares subject to such Transfer, to the same extent as such transferring Seller Group Member is bound hereunder.  Following any Transfer to an Affiliate, another Seller Group Member or an Affiliate of another Seller Group Member, the transferee of such Transfer shall be deemed to be a “Seller Group Member” for all purposes hereunder, and the transferring Seller Group Member shall remain liable for the performance of the covenants contained herein by the transferee.

Section 4.4            Further Assurances.

No Seller Group Member shall take any action, directly or indirectly, that would have the effect of preventing, impeding, interfering with or adversely affecting in any material respect the performance by such Seller Group Member of his, her or its obligations under this Agreement. From time to time, at the Key Shareholder’s request and without further consideration, each Seller Group Member shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms set forth herein.

ARTICLE V

MISCELLANEOUS

Section 5.1            Interpretation. Unless the express context otherwise requires:

(a)        the words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)        terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)        references herein to a specific Section, Recital or Schedule shall refer, respectively, to Sections, Recitals or Schedules of this Agreement unless otherwise indicated and references to this Agreement shall refer as well to all exhibits and schedules thereto;

(d)        wherever the word “include,” “includes” or “including” is used herein, it shall be deemed to be followed by the words “without limitation”;

(e)        references herein to any gender shall include each other gender;

(f)        references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 5.1 is intended to authorize any assignment or Transfer not otherwise permitted by this Agreement;

(g)        the word “or” shall be disjunctive but not exclusive;

(h)        references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(i)         references herein to any contract mean such contract as amended, supplemented, modified or waived in accordance with the terms thereof;

(j)         the captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof; and

(k)        with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 5.2            Termination.

All obligations and rights of a Seller Group Member hereunder shall automatically terminate at such time as such Seller Group Member has Transferred all of the Warrant Shares held by it to an Independent Third Party (but solely if such Transfer is in compliance with the terms of the Warrant applicable to the Warrant Shares).  Thereafter, this Agreement shall be of no further force and effect on such Seller Group Member, other than the provisions of this Article V which shall survive indefinitely.  This Agreement and all obligations of the parties hereunder shall terminate and be of no further force and effect with the written consent of the Key Shareholder and each of the Seller Group Members.  Upon termination of this Agreement, the rights and obligations of the Seller Group Members will terminate and become void without further action by any party except for the provisions of Article V, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. All representations and warranties in this Agreement shall survive any termination of this Agreement.

Section 5.3            Governing Law and Venue.

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the choice of Law principles thereof.  Any proceeding (whether sounding in contract, tort, equity or otherwise) arising out of or relating to this Agreement shall be brought solely and exclusively in any New York State court or Federal court of the United States of America sitting in the Southern District of New York. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such proceeding, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding in any such court in accordance with the provisions of this Section 5.3. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such proceeding in any such court.

Section 5.4            Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) Business Day after being sent via an internationally recognized overnight courier service, (c) three (3) Business Days after being sent, postage prepaid, by registered, certified or express mail or (d) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:

If to any Seller Group Member, to the address set forth in the signature page hereto.

If to the Key Shareholder, to:

c/o Canadian Solar, Inc.

No. 199 Lushan Road

Suzhou New District

Suzhou, Jiangsu 215129

People’s Republic of China

Attention: Mr. Shawn Qu

If to the Company, to:

Canadian Solar Solutions Inc.

545 Speedvale Avenue West

Guelph, ON NIK 1E6

Attention: Legal Department

Facsimile: (519) 837-2250

E-mail: john.marner@na.canadiansolar.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower

The Landmark

15 Queen’s Road, Central
Attention:  David T. Zhang
Facsimile:  +852-3761-3301

If to any Seller Group Member: to such Seller Group Member and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

Section 5.5            Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the Key Shareholder, the Company and each Seller Group Member; provided that matters that only affect the right of a particular Seller Group Member or Seller Group Members shall only require an instrument in writing signed by the Key Shareholder and such Seller Group Member or Seller Group Members.

Section 5.6            Extension; Waiver. At any time before the termination of this Agreement, the Key Shareholder, on the one hand, and any of the Seller Group Members, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 5.7            Entire Agreement. This Agreement, together with the terms of the Warrant, constitutes the sole and entire agreement of the Seller Group Members or any of their Affiliates, on the one hand, and the Key Shareholder or any of its Affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 5.8            No Third-Party Beneficiaries. This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by the Seller Group Members, the Key Shareholder and the Company, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the Seller Group Members, the Key Shareholder or the Company) any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 5.9            Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any party or any circumstance, is held to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.10          Rules of Construction. The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 5.11          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.12          Specific Performance. The parties hereto agree that irreparable damage may occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law.

Section 5.13          Costs and Expenses. All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.14          Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 5.15          Nature of Obligations.  The agreements, obligations, representations and warranties of the Seller Group Members hereunder shall be, as among Seller Group Members that are not Affiliates, several and not joint, and as among Seller Group Members that are Affiliates, joint and several.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf on the day and year first above written.

By:	/s/ Shawn Qu
Name: Shawn Qu

CANADIAN SOLAR INC.

By:	/s/ Michael G. Potter
Name:	Michael G. Potter
Title:	Senior Vice President and Chief Financial Officer

CSI Warrant Voting Agreement

Seller Group Member

CIM/SP FUNDING, LLC

Per:	/s/ Abraham Shemesh
	Name:	Abraham Shemesh
	Title:	Treasurer

Per:	/s/ Helly Eppich
	Name:	Helly Eppich
	Title:	VP

CSI Warrant Voting Agreement

Seller Group Member

SKYPOWER SERVICES ULC

Per:	/s/ Kerry Adler
Name:
Title:

CSI Warrant Voting Agreement

Seller Group Member

SKYPOWER SERVICES ULC

Per:	/s/ Abraham Shemesh
	Name:	Abraham Shemesh
	Title:	Chairman and Director

CSI Warrant Voting Agreement

Seller Group Member

2241555 ONTARIO INC.

Per:	/s/ Kerry Adler
Name:
Title:

CSI Warrant Voting Agreement

Seller Group Member

/s/ David Kassie
DAVID KASSIE

CSI Warrant Voting Agreement

Seller Group Member

/s/ Kerry Adler
KERRY ADLER

CSI Warrant Voting Agreement

Schedule 1

SELLER GROUP MEMBER INFORMATION

Name and Contact Information	Number of Common Shares Underlying Warrant and Warrant No.

CIM/SP Funding, LLC	3,491,457
(W-1)
6922 Hollywood Blvd., 9th Floor Los Angeles, CA 90028 Attention: Jennifer Gandin Facsimile: [Number]	25,631 (W-2)
6,278 (W-3)

401,181 (W-4)

SkyPower Services ULC	117,669
(W-5)

130 Adelaide Street West, Suite 3000
Toronto, ON M5H 3P5
Attention: Kerry Adler
Facsimile: [Number]

2241555 Ontario Inc.	185,460
(W-6)

130 Adelaide Street West, Suite 3000
Toronto, ON M5H 3P5
Attention: Kerry Adler
Facsimile: [Number]

David Kassie	45,426
(W-7)

254 Warren Road
Toronto, ON M4V 2S8
Facsimile: [Number]